INTER-AFFILIATE TRANSFER AGREEMENT

Western Asset Premier Bond Fund

This Inter-Affiliate Transfer Agreement (Transfer
Agreement) is made as of the 30th day of September 2009 by and among Western Asset Management Company (WAMCO), a California Corporation, Legg Mason Fund Adviser, Inc.
(LMFA), a Maryland Corporation, and, Legg Mason
Partners Fund Advisor, LLC (LMPFA).

Recitals

	Western Asset Premier Bond Fund (Fund) is an closed-end management investment company registered under the Investment Company Act of 1940, as amended
(1940 Act); and

       WAMCO and LMFA are parties to an Administrative
Services Agreement dated October 29, 2007 (the
Agreement) pursuant to which LMFA provides certain administrative services to the Fund; and

       LMFA and LMPFA are affiliated by virtue of being wholly owned subsidiaries of Legg Mason, Inc. and share common officers, directors, and employees; and

       LMFA desires to transfer its duties and
obligations under the Agreement to LMPFA, and LMPFA is willing to accept the transfer and assume the duties and obligations under the Agreement on the terms and conditions set forth herein; and

       WAMCO has agreed to the proposed transfer;

       NOW, THEREFORE, for good and valuable
consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1a.	Transfer and Assumption.  The parties agree that
the terms and conditions of the Agreement are incorporated herein by reference. Effective September
30, 2009, LMFA hereby transfers, conveys and sets over all of its rights, interests, claims and entitlements under the Agreement to LMPFA and to its successors and permitted assigns, to have and to hold the same forever. LMPFA hereby undertakes, assumes, and agrees to perform or otherwise discharge when due all covenants, liabilities, duties and obligations of LMFA under or in connection with or arising out of the Agreement. Except as expressly herein provided, this Transfer Agreement shall not be construed to modify, terminate or merge any rights any party to the Agreement has pursuant to the terms thereof, and the parties hereby confirm all of the terms and provisions of the Agreement as remaining in full force and effect.

1b.	Representations. 	(i) Each of LMFA and LMPFA
represents and warrants to WAMCO that such transfer,
conveyance and set over will not result in the
automatic termination of the Agreement as a result of
an assignment within the meaning set forth in the 1940
Act. 						(ii) LMPFA makes
all representations and warranties of LMFA in the Agreement with the same force and effect as if set forth fully herein.

2.	Consent.  WAMCO hereby consents and agrees to the
foregoing transfer and assumption.

3.	Further Assurances.  Each of the parties agrees
to execute and deliver, at its own expense, such further documents, and to do such further things, as another party may reasonably request in order to more fully effectuate the transactions contemplated by this Transfer Agreement.

4.	Governing Law.  This Transfer Agreement shall be
governed by and construed in accordance with the laws of the State of California without regard to its conflict of laws provisions.

5.	Counterparts.  This Transfer Agreement may be
executed in any number of counterparts, all of which when taken together shall constitute but one and the same instrument, and any of the parties hereto may execute this Transfer Agreement by signing any such counterpart.

       IN WITNESS WHEREOF, the parties hereto have caused this Transfer Agreement to be executed by their respective officers, or other authorized signatories, as of the date first above written.



ATTEST:	LEGG MASON FUND
ADVISER, INC.
By: /s/                         	By:
	/s/________________
_____
		Name:
		Title:


ATTEST:	LEGG MASON PARTNERS
FUND ADVISOR, 	LLC
By: /s-------------------	By:
	/s_________________
_____
		Name:
		Title:


ATTEST:	WESTERN ASSET
MANAGEMENT COMPANY
By: /s-------------------	By:
	/s_________________
_____
		Name:
		Title:

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